Exhibit (a)(1)(ix)

Form of Consent Agreement to Israel Tax Authority Tax Ruling

Mr. Raz Itzkovitz, CPA (Advocate)

National Inspector (Capital Markets)

Israel Tax Authority

Dear Sir,

Subject:         Confirmation of Tax Ruling

On September 22nd 2009 VeriFone Holdings, Inc. (the “Company”) received a tax ruling regarding the cancellation and grant of 102 Capital Gain Options and 3(i) Options granted by the Company to employees in Israel (the “Tax Ruling”).

I, the below signed, hereby confirm that I understand the provisions of the Tax Ruling, will act according to the terms of the Tax Ruling and will not request to amend or to replace it with another.

Yours sincerely

Name:

Signature:

Date: